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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                           Inet Technologies, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                45662V-105
                     ----------------------------------
                              (CUSIP Number)

                       Year Ended December 31, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 45662V-105
          ----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Mark A. Weinzierl
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       12,482,300
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    12,482,300
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     12,482,300
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
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(11) Percent of Class Represented by Amount in Row (9)
     27.5%
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(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

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ITEM 1.

    (a)   Name of Issuer
          Inet Technologies, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          1255 W. 15th Street, Plano, TX 75075
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          Mark A. Weinzierl
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          661 E. 18th Street, Plano, TX 75074
          ---------------------------------------------------------------------
    (c)   Citizenship
          United States
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          45662V-105
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable

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ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        12,482,300
    ---------------------------------------------------------------------------

    (b) Percent of class:
        27.5%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              12,482,300
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              -0-
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              12,482,300
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              -0-
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

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ITEM 10. CERTIFICATION

    Not Applicable


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                  February 14, 2000
                                       ----------------------------------------
                                                         Date

                                               /s/ Mark A. Weinzierl
                                       ----------------------------------------
                                                      Signature

                                                  Mark A. Weinzierl
                                                      Director
                                               Inet Technologies, Inc.
                                       ----------------------------------------
                                                      Name/Title